Exhibit 99.1

OSHKOSH CORPORATION REPORTS FISCAL 2018
SECOND QUARTER RESULTS
Increases Fiscal 2018 Revenue Expectations
Raises Fiscal 2018 Estimated EPS Range
Declares Quarterly Cash Dividend of $0.24 Per Share

OSHKOSH, WI - (April 26, 2018) - Oshkosh Corporation (NYSE: OSK) today reported fiscal 2018 second quarter net income of $110.8 million, or $1.47 per diluted share, compared to $44.3 million, or $0.58 per diluted share, in the second quarter of fiscal 2017. Results for the second quarter of fiscal 2018 included after-tax charges and inefficiencies of $5.8 million associated with restructuring actions in the access equipment and commercial segments. Results for the second quarter of fiscal 2017 included after-tax charges of $13.7 million associated with restructuring actions in the access equipment segment. Excluding these charges and inefficiencies, adjusted1 net income was $116.6 million, or $1.54 per diluted share, in the second quarter of fiscal 2018 compared to $58.0 million, or $0.76 per diluted share, in the second quarter of fiscal 2017. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.
Consolidated net sales in the second quarter of fiscal 2018 were $1.89 billion, an increase of 16.6 percent compared to the second quarter of fiscal 2017. The Company reported double-digit percentage sales growth in all non-defense segments.
Consolidated operating income increased 93.9 percent to $155.9 million, or 8.3 percent of sales, in the second quarter of fiscal 2018 compared to $80.4 million, or 5.0 percent of sales, in the second quarter of fiscal 2017. The increase in operating income in the second quarter of fiscal 2018 was primarily a result of the impact of higher consolidated sales volume, improved performance in the fire & emergency segment and lower costs related to restructuring actions. Excluding $7.0 million of pre-tax charges and inefficiencies related to restructuring actions in the access equipment and commercial segments, adjusted1 operating income in the second quarter of fiscal 2018 was $162.9 million or 8.6 percent of sales. Excluding $17.2 million of pre-tax restructuring-related charges in the access equipment segment, adjusted1 operating income in the second quarter of fiscal 2017 was $97.6 million, or 6.0 percent of sales.
“We are pleased to report another quarter of solid results highlighted by growth in revenue, adjusted operating income and adjusted earnings per share,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “We continued to benefit in the quarter from a positive

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

economic environment in the United States and strong demand globally for our products. We are also experiencing some challenges related to the positive economic environment, including a tight labor market, a more constrained supply chain and higher logistics and material costs. We are proactively addressing these headwinds, including implementing steel and aluminum surcharges in our non-defense segments.
“During the quarter, our defense segment was awarded the U.S. Army’s FMTV A2 contract providing our team with another tactical wheeled vehicle program of record and solidifying our position as the United States’ premier manufacturer of world class military vehicles. This award gives us visibility to supply the United States military with these impressive medium payload vehicles well into the next decade.
“As a result of our solid second quarter performance and our positive outlook for the remainder of the year, we are raising our full-year fiscal 2018 earnings per share estimate range to $5.10 to $5.55 and our adjusted1 earnings per share estimate range to $5.40 to $5.85,” said Jones.
Factors affecting second quarter results for the Company’s business segments included:
Access Equipment - Access equipment segment net sales increased 28.3 percent to $927.9 million in the second quarter of fiscal 2018. The increase in sales was due to improved demand for both aerial work platforms and telehandlers. All regions reported double digit increases in sales in the second quarter of fiscal 2018 as compared to the second quarter of fiscal 2017.
Access equipment segment operating income increased 132.1 percent to $97.7 million, or 10.5 percent of sales, in the second quarter of fiscal 2018 compared to $42.1 million, or 5.8 percent of sales, in the second quarter of fiscal 2017. Access equipment segment results for the second quarter of fiscal 2018 included pre-tax charges and inefficiencies associated with previously announced restructuring actions of $5.2 million. Access equipment segment results for the second quarter of fiscal 2017 included pre-tax charges associated with previously announced restructuring actions of $17.2 million. Excluding these charges and inefficiencies, adjusted1 operating income was $102.9 million, or 11.1 percent of sales, in the second quarter of fiscal 2018 compared to $59.3 million, or 8.2 percent of sales, in the second quarter of fiscal 2017. The increase in adjusted1 operating income in the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017 was primarily due to the impact of higher sales volume, the recognition of deferred margin upon the receipt of cash and improved price realization, offset in part by challenges associated with the ramp up to higher production volumes.
Defense - Defense segment net sales for the second quarter of fiscal 2018 decreased 4.0 percent to $428.2 million. The decrease in sales was due to the absence of international Mine Resistant Ambush Protected-All Terrain Vehicle (M-ATV) sales in the second quarter of fiscal 2018, largely offset by the continued ramp up of sales to the U.S. government under the Joint Light Tactical Vehicle (JLTV) program.
Defense segment operating income decreased 1.8 percent to $47.8 million, or 11.2 percent of sales, in the second quarter of fiscal 2018 compared to $48.7 million, or 10.9 percent of sales, in the second quarter of fiscal 2017. The decrease in operating income was due to the impact of lower sales volume and an adverse product mix, offset in part by improved manufacturing performance.
Fire & Emergency - Fire & emergency segment net sales for the second quarter of fiscal 2018 increased 15.0 percent to $273.1 million. The increase in sales was due to higher fire apparatus sales and improved pricing.
Fire & emergency segment operating income increased 65.1 percent to $36.0 million, or 13.2 percent of sales, in the second quarter of fiscal 2018 compared to $21.8 million, or 9.2 percent of

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

sales, in the second quarter of fiscal 2017. The increase in operating income was a result of improved pricing, the impact of higher sales volume and improved manufacturing performance, offset in part by higher selling, general and administrative expenses.
Commercial - Commercial segment net sales increased 22.2 percent to $263.9 million in the second quarter of fiscal 2018. The increase in sales was primarily due to higher refuse collection vehicle unit volume.
Commercial segment operating income increased 173.3 percent to $16.4 million, or 6.2 percent of sales, in the second quarter of fiscal 2018 compared to $6.0 million, or 2.8 percent of sales, in the second quarter of fiscal 2017. Excluding restructuring-related charges of $1.8 million, adjusted1 operating income in the second quarter of fiscal 2018 was $18.2 million, or 6.9 percent of sales. The increase in operating income was largely a result of the impact of higher sales volume, improved product mix and lower warranty costs. Commercial segment second quarter fiscal 2017 results included $1.3 million of costs related to an accident at one of its manufacturing facilities.
Corporate - Corporate operating costs increased $3.8 million in the second quarter of fiscal 2018 to $42.0 million due primarily to higher incentive compensation costs on higher earnings and higher new product development spending.
Interest Expense Net of Interest Income - Interest expense net of interest income decreased $6.1 million to $8.0 million in the second quarter of fiscal 2018 primarily due to the receipt of interest from a customer that had been on non-accrual status.
Provision for Income Taxes - The Company recorded income tax expense of $36.2 million in the second quarter of fiscal 2018, or 24.6 percent of pre-tax income, compared to $23.6 million, or 35.0 percent of pre-tax income, in the second quarter of fiscal 2017. The decrease in the Company's effective income tax rate is primarily due to tax reform enacted in the United States. The Company recorded $1.1 million and $1.5 million of discrete tax benefits in the second quarter of fiscal 2018 and 2017, respectively, largely related to favorable share-based compensation tax benefits.
Share Repurchases -The Company deployed cash of $65.0 million to repurchase 839,013 shares of Common Stock in the second quarter of fiscal 2018. Share repurchases did not have a material impact on earnings per share in the second quarter of fiscal 2018.

Six-month Results
The Company reported net sales for the first six months of fiscal 2018 of $3.47 billion and net income of $167.2 million, or $2.21 per diluted share. This compares with net sales of $2.83 billion and net income of $63.5 million, or $0.84 per diluted share, in the first six months of the prior year. Results for the first six months of fiscal 2018 included after-tax charges and inefficiencies of $19.9 million associated with restructuring actions in the access equipment and commercial segments as well as one-time discrete tax benefits of $6.5 million related to the implementation of tax reform in the United States. Excluding these items, adjusted1 net income for the first six months of fiscal 2018 was $180.6 million or $2.38 per diluted share. Results for the first six months of fiscal 2017 included $13.7 million of after-tax restructuring-related charges in the access equipment segment. Excluding this item, adjusted1 net income for the first six months of fiscal 2017 was $77.2 million, or $1.02 per diluted share. The impact of higher consolidated sales, improved performance in the defense and fire & emergency segments and a lower effective tax rate as a result of tax reform in the United States contributed to the significant improvement in net income for the first six months of fiscal 2018 compared to the first six months of fiscal 2017.

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

Fiscal 2018 Expectations
As a result of the combined impacts of the positive second quarter results, improved demand outlook for access equipment sales, challenges related to the ramp up in production in the access equipment segment and material cost increases, the Company is raising its fiscal 2018 full year outlook. The Company now expects consolidated sales to be $7.4 billion to $7.6 billion, an increase of $300 million from the Company’s previous sales estimate range of $7.1 billion to $7.3 billion. All of the increase in expected sales is attributable to the access equipment segment.
The Company now expects its fiscal 2018 consolidated operating income to be $540 million to $590 million. Excluding anticipated charges and inefficiencies associated with announced restructuring actions in the access equipment and commercial segments, the Company expects its fiscal 2018 adjusted1 operating income to be $575 million to $625 million, compared to its previous estimated adjusted operating income range of $550 million to $600 million. The increase is attributable to expected higher sales in the access equipment segment and improved margins in the defense and fire & emergency segments, offset in part by expected lower margins in the access equipment segment.
The Company now expects its fiscal 2018 diluted earnings per share to be in the range of $5.10 to $5.55. Excluding anticipated charges and inefficiencies associated with announced restructuring actions in the access equipment and commercial segments as well as the impact of one-time discrete items associated with tax reform in the U.S., the Company expects its fiscal 2018 adjusted1 diluted earnings per share to be in the range of $5.40 to $5.85, compared to the prior adjusted diluted earnings per share estimated range of $5.00 to $5.45.

Dividend Announcement
The Company’s Board of Directors today declared a quarterly cash dividend of $0.24 per share of Common Stock. The dividend will be payable on May 29, 2018, to shareholders of record as of May 14, 2018.

Conference Call
The Company will comment on its fiscal 2018 second quarter earnings and its full-year fiscal 2018 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements
This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,”

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

“will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; the Company’s ability to increase prices to raise margins or offset higher input costs, including increasing commodity and other raw material costs due to a sustained economic recovery, tariffs or other factors; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that an escalating trade war could reduce the competitiveness of the Company's products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation
Founded in 1917, Oshkosh Corporation is more than 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.
Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial,

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit www.oshkoshcorporation.com.

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share and per share amounts; unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net sales	$1,886.4	$1,618.3	$3,472.7	$2,829.7
Cost of sales	1,551.0	1,357.0	2,895.1	2,368.7
Gross income	335.4	261.3	577.6	461.0

Operating expenses:
Selling, general and administrative	170.3	169.8	328.1	320.8
Amortization of purchased intangibles	9.2	11.1	19.8	23.6
Total operating expenses	179.5	180.9	347.9	344.4
Operating income	155.9	80.4	229.7	116.6

Other income (expense):
Interest expense	(16.1)	(15.1)	(31.5)	(29.8)
Interest income	8.1	1.0	9.8	1.8
Miscellaneous, net	(0.8)	1.2	(0.3)	2.5
Income before income taxes and earnings of unconsolidated affiliates	147.1	67.5	207.7	91.1
Provision for income taxes	36.2	23.6	40.9	28.8
Income before earnings of unconsolidated affiliates	110.9	43.9	166.8	62.3
Equity in earnings (losses) of unconsolidated affiliates	(0.1)	0.4	0.4	1.2
Net income	$110.8	$44.3	$167.2	$63.5

Earnings per share:
Basic	$1.49	$0.59	$2.24	$0.85
Diluted	1.47	0.58	2.21	0.84

Basic weighted-average shares outstanding	74,519,741	74,696,616	74,685,082	74,486,209
Dilutive stock options and other equity-based compensation awards	977,808	1,086,846	1,077,722	1,095,693
Diluted weighted-average shares outstanding	75,497,549	75,783,462	75,762,804	75,581,902

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions; unaudited)

	March 31,	September 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$287.9	$447.0
Receivables, net	1,457.3	1,306.3
Inventories, net	1,321.8	1,198.4
Other current assets	86.6	88.1
Total current assets	3,153.6	3,039.8
Property, plant and equipment:
Property, plant and equipment	1,210.3	1,188.8
Accumulated depreciation	(751.6)	(718.9)
Property, plant and equipment, net	458.7	469.9
Goodwill	1,020.4	1,013.0
Purchased intangible assets, net	490.4	507.8
Other long-term assets	71.4	68.4
Total assets	$5,194.5	$5,098.9

Liabilities and Shareholders' Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$8.7	$23.0
Accounts payable	706.0	651.0
Customer advances	566.2	513.4
Payroll-related obligations	154.9	191.8
Other current liabilities	304.0	303.9
Total current liabilities	1,739.8	1,683.1
Long-term debt, less current maturities	818.8	807.9
Other long-term liabilities	286.3	300.5
Commitments and contingencies
Shareholders' equity	2,349.6	2,307.4
Total liabilities and shareholders' equity	$5,194.5	$5,098.9

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions; unaudited)

	Six Months Ended March 31,
	2018	2017
Operating activities:
Net income	$167.2	$63.5
Depreciation and amortization	61.3	64.4
Stock-based compensation expense	13.8	12.2
Deferred income taxes	(21.8)	1.0
Gain on sale of assets	(0.6)	(4.2)
Foreign currency transaction (gains) losses	(0.7)	0.2
Other non-cash adjustments	1.1	0.5
Changes in operating assets and liabilities	(176.4)	10.5
Net cash provided by operating activities	43.9	148.1

Investing activities:
Additions to property, plant and equipment	(37.9)	(28.0)
Additions to equipment held for rental	(2.9)	(24.6)
Proceeds from sale of equipment held for rental	4.4	19.8
Other investing activities	(0.5)	(0.9)
Net cash used by investing activities	(36.9)	(33.7)

Financing activities:
Proceeds from issuance of debt	13.1	—
Repayments of debt	(17.9)	(20.0)
Repurchases of common stock	(136.2)	(3.0)
Dividends paid	(35.9)	(31.3)
Proceeds from exercise of stock options	12.5	33.2
Net cash used by financing activities	(164.4)	(21.1)

Effect of exchange rate changes on cash	(1.7)	(1.8)
Increase (decrease) in cash and cash equivalents	(159.1)	91.5
Cash and cash equivalents at beginning of period	447.0	321.9
Cash and cash equivalents at end of period	$287.9	$413.4

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

OSHKOSH CORPORATION
SEGMENT INFORMATION
(In millions; unaudited)

	Three Months Ended March 31,
	2018			2017
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$487.2	$—	$487.2	$369.4	$—	$369.4
Telehandlers	234.9	—	234.9	161.6	—	161.6
Other	205.8	—	205.8	192.2	—	192.2
Total access equipment	927.9	—	927.9	723.2	—	723.2

Defense	427.8	0.4	428.2	445.7	0.4	446.1

Fire & emergency	269.1	4.0	273.1	233.5	4.0	237.5

Commercial
Concrete placement	114.6	—	114.6	112.7	—	112.7
Refuse collection	117.8	—	117.8	79.1	—	79.1
Other	29.1	2.4	31.5	22.3	1.9	24.2
Total commercial	261.5	2.4	263.9	214.1	1.9	216.0
Corporate & eliminations	0.1	(6.8)	(6.7)	1.8	(6.3)	(4.5)
	$1,886.4	$—	$1,886.4	$1,618.3	$—	$1,618.3

	Six Months Ended March 31,
	2018			2017
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$810.7	$—	$810.7	$603.1	$—	$603.1
Telehandlers	364.4	—	364.4	254.9	—	254.9
Other	381.0	—	381.0	354.4	—	354.4
Total access equipment	1,556.1	—	1,556.1	1,212.4	—	1,212.4

Defense	921.0	0.7	921.7	739.9	0.7	740.6

Fire & emergency	494.0	8.2	502.2	462.6	7.4	470.0

Commercial
Concrete placement	226.1	—	226.1	197.1	—	197.1
Refuse collection	219.0	—	219.0	171.3	—	171.3
Other	56.1	4.1	60.2	43.8	3.0	46.8
Total commercial	501.2	4.1	505.3	412.2	3.0	415.2
Corporate & eliminations	0.4	(13.0)	(12.6)	2.6	(11.1)	(8.5)
	$3,472.7	$—	$3,472.7	$2,829.7	$—	$2,829.7

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Operating income (loss):
Access equipment	$97.7	$42.1	$111.5	$66.5
Defense	47.8	48.7	113.0	72.5
Fire & emergency	36.0	21.8	61.1	38.8
Commercial	16.4	6.0	24.7	10.6
Corporate	(42.0)	(38.2)	(80.6)	(71.8)
	$155.9	$80.4	$229.7	$116.6

	March 31,
	2018	2017
Period-end backlog:
Access equipment	$1,788.8	$737.9
Defense	1,699.8	1,827.7
Fire & emergency	1,028.4	1,005.9
Commercial	424.0	353.8
	$4,941.0	$3,925.3

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017

Access equipment segment operating income (GAAP)	$97.7	$42.1	$111.5	$66.5
Costs and inefficiencies related to restructuring actions	5.2	17.2	21.3	17.2
Adjusted access equipment segment operating income (non-GAAP)	$102.9	$59.3	$132.8	$83.7

Commercial segment operating income (GAAP)	$16.4	$6.0	$24.7	$10.6
Restructuring costs	1.8	—	4.3	—
Adjusted commercial segment operating income (non-GAAP)	$18.2	$6.0	$29.0	$10.6

Consolidated operating income (GAAP)	$155.9	$80.4	$229.7	$116.6
Costs and inefficiencies related to restructuring actions	7.0	17.2	25.6	17.2
Adjusted consolidated operating income (non-GAAP)	$162.9	$97.6	$255.3	$133.8

Provision for income taxes (GAAP)	$36.2	$23.6	$40.9	$28.8
Income tax benefit of costs and inefficiencies related to restructuring actions	1.2	3.5	5.7	3.5
Revaluation of net deferred tax liabilities	—	—	23.9	—
Repatriation tax	—	—	(17.4)	—
Adjusted provision for income taxes (non-GAAP)	$37.4	$27.1	$53.1	$32.3

Net income (GAAP)	$110.8	$44.3	$167.2	$63.5
Costs and inefficiencies related to restructuring actions, net of tax	5.8	13.7	19.9	13.7
Revaluation of net deferred tax liabilities	—	—	(23.9)	—
Repatriation tax	—	—	17.4	—
Adjusted net income (non-GAAP)	$116.6	$58.0	$180.6	$77.2

Earnings per share-diluted (GAAP)	$1.47	$0.58	$2.21	$0.84
Costs and inefficiencies related to restructuring actions, net of tax	0.07	0.18	0.25	0.18
Revaluation of net deferred tax liabilities	—	—	(0.31)	—
Repatriation tax	—	—	0.23	—
Adjusted earnings per share-diluted (non-GAAP)	$1.54	$0.76	$2.38	$1.02

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Oshkosh Corporation Reports Results for Fiscal 2018 Second Quarter
April 26, 2018

	Fiscal 2018 Expectations
	Low	High

Consolidated operating income (GAAP)	$540	$590
Costs and inefficiencies related to restructuring actions	35	35
Adjusted consolidated operating income (non-GAAP)	$575	$625

Earnings per share-diluted (GAAP)	$5.10	$5.55
Costs and inefficiencies related to restructuring actions, net of tax	0.38	0.38
Revaluation of net deferred tax liabilities	(0.31)	(0.31)
Repatriation tax	0.23	0.23
Adjusted earnings per share-diluted (non-GAAP)	$5.40	$5.85

(1) This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

For more information, contact:

Financial:
Patrick Davidson
Sr. Vice President, Investor Relations
920.966.5939

Media:
Bryan Brandt
Vice President, Global Branding and Communications
920.966.5982

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